Exhibit 99.1

Event Name:	Q1 2008 STEC Earnings Conference Call
Event Date:	2008-05-05

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Mitch Gellman; STEC, Inc.; VP of IR

Dan Moses; STEC, Inc.; CFO

Dan Morris; Oppenheimer & Co.; Analyst

Manouch Moshayedi; STEC, Inc.; Chairman and CEO

Bob Gujavarty; Deutsche Bank; Analyst

Doug Reid; Thomas Weisel Partners; Analyst

Gordon Johnson; Lehman Brothers; Analyst

Sean Hannan; Needham & Co.; Analyst

Richard Shannon; Northland Securities; Analyst

Gavin Duffy; Broadpoint Capital; Analyst

******************************************************

Mitch Gellman; STEC, Inc.; VP of IR

Dan Moses; STEC, Inc.; CFO

Dan Morris; Oppenheimer & Co.; Analyst

Manouch Moshayedi; STEC, Inc.; Chairman and CEO

Bob Gujavarty; Deutsche Bank; Analyst

Doug Reid; Thomas Weisel Partners; Analyst

Gordon Johnson; Lehman Brothers; Analyst

Sean Hannan; Needham & Co.; Analyst

Richard Shannon; Northland Securities; Analyst

Gavin Duffy; Broadpoint Capital; Analyst

Operator;;

+++ presentation

Operator: Good morning, my name is Tabitha and I will be your conference operator today. At this time I would like to welcome everyone to the STEC quarter-one and full-year 2008 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session (OPERATOR INSTRUCTIONS) Thank you.

I will now turn the call over to Mr. Mitch Gellman, Vice President of Investor Relations. Please go ahead, sir.

Mitch Gellman: Thanks, Tabitha. Good morning everyone. Thanks for joining us today for our Q1 2008 earnings conference call. First of all, I’d just like to mention that we’re going to be concluding the call at 6:10 a.m. Pacific time today. Dan and I are here in California and Manouch is on the East Coast and he’s going to be off to catch a train. So hope that you understand and give you plenty of opportunities to ask your questions during the time.

Now please let me give you an up-to-date schedule as far as our conference plans coming up and so forth. Next week, as many of you know, we will be having our analyst and institutional investor day in San Francisco. That’s May 14th in the financial district. Thanks for many of you who have RSVP’ed. If you are still interested in attending, please e-mail me at ir@stec-inc.com. An RSVP is required. It just kind of helps us out on the headcount.

After that conference schedule and so forth, Manouch will be presenting at the Oppenheimer Technology Conference in Boston early June, June 3rd and 4th. August 4th through 5th, we will be presenting at the Pacific Crest Securities Technology Conference in Vail, Colorado. And August 5th through 7th, at RBC Capital Markets Technology Conference in San Francisco and then in August 11th, on August 11th Oppenheimer will bring their bus semiconductor Southern California bus tour stop to STEC.

And now with me today for today’s discussion and Q&A session, our Chairman and CEO, Manouch Moshayedi, as I mentioned in New York and our Chief Financial Officer and Director Dan Moses. Various comments about the Company’s future expectations, plans and prospects made during today’s earnings conference call including the question-and-answer session constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Act of 1934 as amended and are based on management’s current expectations.

These forward-looking statements entail various significant risks and uncertainties that could cause our actual results to differ materially from those expressed in such forward-looking statements. The risks and uncertainties are detailed under risk factors in filings with the Securities and Exchange Commission made from time to time by us including our annual report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K including the 8-K filed earlier today for this news release. The filings are available under the category SEC filings in the investor relations section at our website www.stec-inc.com.

Forward-looking statements in this teleconference are generally identified by words such as believes, anticipates, expects, intend, may, will, and other similar expressions. However, these words are not the only way we identify forward-looking statements. In addition, any statements that refer to expectations, projections or characterizations of future events or circumstances are forward-looking statements. Listeners are cautioned not to place under reliance on these forward-looking statements which represents our views only as of today.

While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if our estimates change and therefore you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

Thanks again for joining us today and now I’d like to turn the call over to Dan. Dan.

Dan Moses: Thank you, Mitch, and welcome everyone. We are very pleased to report a better-than-expected first quarter of 2008, most notably driven by continued strong sales of our ZeusIOPS product line at $7.0 million for the quarter. We believe that ZeusIOPS revenue will continue to grow sequentially into the second quarter of 2008. ZeusIOPS product qualifications with new customers accelerated during the quarter as well. Our solid-state drive technologies are comprised of ZeusIOPS for the Enterprise-Storage market, MACH8MLC for the notebook market and MACH8IOPS for the Enterprise-Server market.

We have gained more visibility into the magnitude of SSD opportunities for these product lines as well as the timeframe for each product to ramp to production volumes. We now expect significant volume and significant revenues for all three of our SSD product lines by the end of 2008.

Our new 210,000 square foot facility in Malaysia now accounts for about 20% of our capacity output. We expect our Malaysia capacity output to continue to grow throughout 2008. Our Global Tax Restructuring and transfer-pricing project will be completed this quarter, the second quarter of 2008, and as a result we begin to expect — we expect to begin our 15-year tax-free holiday in Malaysia to begin on July 1, 2008. And as a consequence, we believe that our effective tax rate will continue to decline this year and will be significantly lower in 2009.

For the first quarter of 2008 on a continuing operations basis, revenue by product lines were as follows. Flash memory was $29.3 million or 58% of total revenues, a decrease from $32.7 million in the fourth quarter of 2007. DRAM memory was $19.8 million or 39% of total revenues which was an increase from $18.6 million in the fourth quarter of 2007 and service revenue was $1.6 million or 3% of total revenues. International sales comprised 21.9% of our total revenues in the first quarter of 2008.

Our average sale price for nonservice revenue decreased slightly from $37 per unit in the fourth quarter to $36 per unit in the first quarter of 2008. Average shipment density of our memory products is relatively flat decreasing slightly from 1.3 gigabytes in the fourth quarter of 2007 to 1.2 gigabytes in the first quarter of 2008. We shipped 1.4 million total nonservice units in both the fourth quarter of 2007 and the first quarter of 2008.

Our GAAP results included several expense items that we do not expect to recur in our long-term operating model. These items are detailed in our first quarter of 2008 earnings release that was issued earlier this morning.

The following comparisons are based on non-GAAP operating expenses from continuing operations for the fourth quarter of 2007 and the first quarter of 2008. Non-GAAP sales and marketing spending decreased from $4.5 million in the fourth quarter of 2008 to $4.3 million in the first quarter of 2008 — I’m sorry, the fourth quarter of 2007 to the $4.3 million in the first quarter of 2008. Non-GAAP general and administrative spending remained flat at $4.1 million in both the fourth quarter of 2007 and the first quarter of 2008. Our non-GAAP research and development decreased slightly from $4.1 million in the fourth quarter of 2007 to $3.9 million in the first quarter of 2008. Our capital expenditures were $3.7 million during the first quarter of 2008 and depreciation expense was approximately $1.9 million during the quarter.

After these comments, I’d like to thank you very much for joining us today. This concludes our prepared remarks and now I’m going to turn the call over for questions for Manouch, Mitch and myself. Thanks.

q-and-a

Operator: (OPERATOR INSTRUCTIONS) Dan Morris, Oppenheimer.

Dan Morris: Good morning, guys. Congratulations on the quarter. Could you first talk a little bit about the SSD opportunity in the back half of the year? I think originally you talked mainly about more of a $50 million bogey which I think was predicated more on the high-end storage. Could you talk a little bit about more the expectations for the back half?

Manouch Moshayedi: That is true. The Enterprise-Storage business that we have today with ZeusIOPS, as Dan mentioned, we’ve already done $7 million in the first quarter. We expect that to grow in the second quarter and we fully still expect to hit that $50 million mark on the ZeusIOPS sales for this year. As we mentioned in our press release also, we have started qualification in many of the storage OEMs and we expect them to also ramp up by the end of this year.

Dan Morris: Is there any type of magnitude that we could [unintelligible]

Manouch Moshayedi: The $50 million will include right now at this point — the $50 million would include all of those opportunities. However, in total SSD again on the MACH8MLC we are starting qualification, getting qualified at the major laptop OEMs on the MACH8IOPS, the server OEMs have started qualifying us also. We expect the MACH8MLC to start hitting production somewhere in the third quarter and on the MACH8IOPS in the fourth quarter.

Dan Morris: Okay. You had mentioned that you are in qualification with several customers. With those type of launch dates in 3Q and 4Q, are you talking multiple customers or is it single customers?

Manouch Moshayedi: Multiple customers.

Dan Morris: Okay. Now could you talk a little bit about the competitive front then and what you are seeing there and how you intend to keep your first mover advantage?

Manouch Moshayedi: Let me start with ZeusIOPS. We still feel that there is no one that comes close to the speed and the efficiency of our product and we still think that we are at least a couple of years ahead of the competition on the ZeusIOPS line of products. On the MACH8IOPS, I believe that we are about three quarters ahead of the competition and on the MACH8MLC everyone has already mentioned that they will be coming into that market by the third quarter or fourth quarter of this year. So somewhere around a couple of quarters ahead of everyone else.

As you know, MLC pricing is very volatile and it keeps on coming down during the first half of the year and then goes back up in the second half of the year. So we expect to be competitive on the market MLC side because the prices being offered today out there are very competitive and very compelling already for us to be able to build a MACH8MLC.

On the SLC side of things, we are trying to form partnerships with semiconductor manufacturers to service those markets. So we are hopeful that we will be very competitive on the long run in all of these product lines.

Dan Morris: Okay, thanks. And just one last one for Dan. What type of tax rate should we be using next quarter and throughout ‘08?

Dan Moses: I think I would leave it pretty steady in the 35% to 37% for this year although I think that there is some upside there. There’s a lot of variables that go into us decreasing our tax rate which includes the speed of ramp in Malaysia and also us being able to convert some of our U.S. customers to take title overseas with product built in Malaysia. So some of those things are not 100% clear today. They will probably be more clear in three months or so.

So I think it’s probably safe for this year to keep it where it is and hopefully we will be able to bring it down throughout — in the back half of this year, I’m optimistic. For next year, it’s difficult because there’s a lot of variable that go in. But long-term I think we get into at least by second half of next year, I would be surprised if we are not at least at 20%.

Dan Morris: Okay, great. Thank you.

Operator: Bob Gujavarty, Deutsche Bank.

Bob Gujavarty: Hey, guys, congratulations on a nice quarter there. I was just curious if — you mentioned the MLC pricing — did you use the low pricing 1Q to make some maybe some opportunistic Flash purchases in the market in anticipation prices might go up?

Manouch Moshayedi: We have. We have some prearranged contracts with some of the MLC manufacturers. And we think that we will be pretty competitive come second half of this year.

Bob Gujavarty: Okay. Just I know you mentioned it, Dan, but what was the CapEx in the quarter?

Dan Moses: I think it was 3.6. Let me see what I wrote down and double check it. 3.7.

Bob Gujavarty: Okay, 3.7. And then just finally, if I look at your year-on-year comparisons it was really nice leverage you saw in the top-line I think for net additional $3.4 million of revenue the incremental gross margin was more than 60%. Should we think about your business that way in terms of the top-line leverage that incrementally is 60% of your top-line flows through?

Dan Moses: Absolutely. As revenue goes up, we are targeting a long-term operating model where if we can get up to high 30% gross margins at somewhere between $100 million and $125 million a quarter, I believe we can get close to 20% operating margins. The G&A is a pretty much fixed budget, don’t expect that to move around too much especially now that we are through some of the bigger G&A expense items like the arbitration over the consumer division. We will still have a little bit of fees in for setting up this tax structure but that will end this quarter. So we shouldn’t have any more fees for that starting in the third quarter. So G&A should be pretty flattish moving forward.

And then as you look at R&D that is a fixed budget. We do expect it to increase a few hundred thousand each quarter as we continue to try to hire Flash controller engineers and firmware and hardware engineers. But it’s a slow ramp there. And then sales and marketing, you will get some increased variables costs for internal commissions and third-party commissions, But a big part of the sales and marketing is also fixed base salaries as well. So as you see sales ramp up you’re going to have a tremendous amount of leverage and will be able to bring much higher percentage to the operating margin line.

Bob Gujavarty: Great. And then just a final question if I can, a really quick one. How was your — I expect you guys are small and you are taking share — so the macroeconomic issue, and order linearity — any of those things not really a concern for you? If you can just address some of those macro issues that we are hearing?

Manouch Moshayedi: For now I think we are not too concerned about that. As you can see a few million dollars added to our revenue will make a big difference to our bottom line. So we are not out there trying to do a few billion dollars per quarter worth of sales right now. So macro issues should not be that big of an issue for us at this point.

Bob Gujavarty: Okay, great. And congratulations again.

Operator: Doug Reid, Thomas Weisel.

Doug Reid: Thanks, congratulations on the quarter. First question concerns the ZeusIOPS. Wondering if you could share any increased visibility you have into the end-user applications so you — the product is going in? Thinking that with each additional quarter you get better visibility to where end demand actually rests to help give a better sense of what the real opportunity is. So where are you seeing the greatest amount of usage?

Manouch Moshayedi: At this point customers are sending these products into the financial institutions. I don’t think that at this very moment they have sent it to anybody else besides the financial institutions. But I think as we go forward during the year in the second half of the year, we will see more and more applications coming up. The quantities of these drives that we have shipped out even though the revenue is significant, the quantities are very small numbers at this point. So they are not able to ship it to every single customer base out there.

But since there’s a tremendous amount of applications for this product including, for example, online shopping and people who provide you information on online.

Doug Reid: Okay. Then shifting over to the MACH8MLC opportunity. I’m just trying to get a sense and you touched on this earlier but I’m trying to get a better sense, I suppose, what STEC’s special sauce is, if you will, in the much more competitive environment that is that area. It’s clear you have a wide lead over in ZeusIOPS but I’m trying to get a better sense of the points of differentiation that you bring to the table in competing in that much more aggressive and I would suspect larger market.

Manouch Moshayedi: Right. First of all, we think that MLC will be at a really low price where we can still compete. But even if we can’t compete on the overall price of the SSD MLC in the long run, we think that we can partner up with either the laptop OEMs to build them the SSD and just capture the service revenue the way that we are doing today on some of our DRAM business or partner up with some of the semiconductor manufacturers who don’t have that technology and enable them to get into that market.

So there are three different ways that we could be selling that MACH8MLC. One is going directly ourselves and building a finished product and capturing all of the revenue for the product. Two is selling it to the — selling the services to the laptop OEMs and three is selling the services to the semiconductor manufacturers.

Doug Reid: Okay, that is helpful. Thanks.

Operator: Gordon Johnson, Lehman Brothers.

Gordon Johnson: Thanks and congratulations on a good quarter, guys. I guess a lot of my questions have been answered but I guess just to kind of piggyback on some of the previous questions, just the competitive front from the MLC SSD opportunity MACH8, can you talk a little bit about looking beyond next quarter into maybe the fourth quarter and 2009 what the competitive landscape will be? Because I thought that you guys had said before that the focus would be on the Enterprise opportunity versus the retail opportunity?

Manouch Moshayedi: It is. And we are not trying to get into the retail market as I mentioned on the previous question. We would look at the MACH8MLC today as an opportunistic type of a product for the next few quarters until we have competitors in that market, number one. Number two, at that point we have to wait and see whether or not we can be competitive on the MLC front. We believe that we could be competitive on MLC front simply because MLC is being sold at such a low premium compared to the cost of building the MLC.

So the opportunities for the actual semiconductor manufacturers who dropped their pricing below where ours is is really not — we don’t think it’s going to be there. However, even if it was there and we wouldn’t be able to compete on the finished product on the MLC side, we will — we are planning to also offer laptop OEMs the full build of SSD so they could basically buy the MLC component from their own vendors, consign them to us the way that we are doing it on DRAM and capture service revenue on that front.

Or, on the other side, there are still several MLC manufacturers out there who don’t have the technology for SSD and are not planning on building a controller or SSD and we can provide that service to those guys also.

Gordon Johnson: Thanks for that clarity. And then I guess given that we could see this potentially move to a service-based revenue structure, would we still expect the same margins in that business that you had seen previously in your Flash segment?

Manouch Moshayedi: Usually on service revenue we actually make pretty good margin because today even our service revenue I think is in the high 50s, low 60s percent range. So service revenue is a pretty good profitable business for us in terms of gross profit margins.

Dan Moses: Another thing also, Gordon, is that the number of SSDs being sold into the laptop market today with current pricing of Flash say at around $3 a gig and are probably being sold to OEMs at $5 a gig, it’s compelling and there are certainly units being sold. But as the price of MLC over the next year or two continues to come down, the just sheer number of units of notebooks that are going to be using an SSD are going to grow extremely fast. So the market opportunity a year from now, two years from now is going to be huge compared to where it is today.

Gordon Johnson: Just a couple more from me. I guess when we look at this MLC opportunity, would you guys say it is fair to say that you didn’t expect the demand from an MLC perspective I guess heading into the year that you are seeing now for your product given that you guys are the first movers, the first to market? Would that be fair?

Manouch Moshayedi: Well, the thing is it is unexpected that the MLC SSDs are now out performing existing SSDs that are being shipped into those markets using SLC. But again, there’s a lot of press releases out of the competition that are coming out with an SSD using MLC. So even though we are seeing good traction on the SSD MLC, we expected always that we would have good sized competitors in that market and as you mentioned yourself also.

Our focus is on the very high end. We know that we do have quite a good technology on that front and we are far ahead of the competition on that front so we are pushing very hard on that side. The MLC, the MACH8MLC and the MACH8IOPS product line is just a product that we’ve been working on for a long time and now is just hitting qualifications and production hopefully by the end of this year.

Gordon Johnson: One more from me. You guys framed the revenue opportunity for the ZeusIOPS. Can you frame what you are expecting for the MACH8 line of products this year?

Manouch Moshayedi: No, that is a completely wild card. We are treating all that MACH8 business on the MLC side or on the MACH8IOPS side as a total upside to our SSD business. The revenues could be huge. We don’t know when they’re going to go into production. We don’t know if they’re going to go into production so all of those things are still pretty much unknowns and we are treating those types of revenue opportunities as total upside and will go out and update the Street based on what we see on a month-to-month basis or quarter-by-quarter basis. But right now what we are seeing is very, very encouraging for us.

Gordon Johnson: Actually one more if I could. Dan, this one is for you. Could you just update us on your largest two customers what percent of revenue they were this quarter and then last quarter?

Dan Moses: Sure, we are not naming customers by quarter. We’re only required to for the year. But we did have two 10% customers, one that was in Q1 about 43.5%. And then their second largest customer was about almost 13% at 12.6% so we had two 10% customers in the quarter.

Gordon Johnson: And what were they last quarter?

Dan Moses: We only had one I believe last quarter. I don’t have it in front of me but the top customer was also a 10% customer last quarter, but the second one was not.

Gordon Johnson: Thanks and congratulations, guys.

Operator: Sean Hannan, Needham & Company.

Sean Hannan: Yes, thank you. Good morning. So a question for you. Now there was this significant announcement much earlier on in the year with one of your major customers and a specific product line around the Enterprise IOPS. Now that this — the DMX4 is shipping, can you talk a little bit around the average deployment size in terms of how many SSDs are actually going into a per product basis at the customer end?

Manouch Moshayedi: We really don’t want to comment on our customers’ business. This is something that is very, very sensitive for us. So all we can say is that we shipped out $7 million of ZeusIOPS. But I don’t want to — that is information you have to get from the storage guys out there. Sorry.

Sean Hannan: Okay. Now from an ASP standpoint, I think that there were — there was different commentary at times of roughly around 10,000 and that ultimately and obviously this begins to tick down. At what point or basically what type of ASP should we assume now in these early shipments and when does this begin to start ticking down closer to the $5000 level?

Manouch Moshayedi: Our assumption for the year is that overall the price of this product line will keep on coming down. But the number of units that we will be shipping out will be a lot higher. So our assumption was 10,000 units for the year at $5000 apiece. We expect this thing to keep going down as we go into major production we can cut some of our basic costs down in terms of everything that we are doing in terms of building when the number of units go up. So we can definitely transfer some of those savings to our customers. Hopefully we can get to that $5000 mark by the third or fourth quarter.

Sean Hannan: Okay. And then I suppose lastly in terms of competition with some of the other Flash producers on SSDs, can you talk about how your current supply agreements are in place? So for example, the security around these agreements and if you begin to take business away from some of your competitors on SSDs, does this ultimately or could it put your supply at risk for Flash?

Manouch Moshayedi: I think our suppliers are looking at this thing in a different way, that we are not just taking market share from them. In fact, we are not taking market share away from them. But some of the competitors who are getting in the same business I think our semiconductor vendors are very happy with what we are doing because we are adding to their share of that business. As that market grows not only they will be able to sell their own SSDs into these types of markets where none of these OEMs are exclusive in terms of MACH8MLC or MACH8IOPS for us or for anybody else.

So I think our vendors appreciate the fact that not only they get some of the market share selling their own SSD into these types of customers but they will also get some market share to us by selling components to us. So I don’t think that that is really a — and that has worked this way for DRAM for a very long time now. Even though we compete with some of our semiconductor vendors they understand that we are just increasing the market share into those customers.

Sean Hannan: Okay, that is very helpful. Thank you.

Operator: Richard Shannon, Northland Securities.

Richard Shannon: Hi, guys. How are you? A question for Manouch first, and I think this was you partly addressed this in the previous response. But related to the MACH8MLC, are these design wins, do you expect them to be sole sourced immediately and/or for some period of time?

Manouch Moshayedi: We don’t know if it is going to be sole sourced. I think the OEM customers, the laptop customers that we are talking to are large enough that they wouldn’t want to have a sole source on anything that they are selling. So, maybe for a quarter or two, we might have an advantage in terms of being able to offer pricing that is a lot lower than an SLC-based SSD, but we fully expect to have competition somewhere around the fourth quarter on the MLC-based also. So maybe sole source for a quarter for, you know, during the third quarter.

Richard Shannon: Okay, great. And also on the MACH8, you mentioned a number of design wins. Can you talk about how many we are talking about here? Is this a dozen, or half-dozen, or how many are we talking about?

Manouch Moshayedi: Basically on the MACH8MLC what we see is about four, five of very large laptop OEMs in the U.S. whom we are talking to. And also a few laptop OEMs in Asia. So it’s less than a dozen total customers in that front. We are only trying to approach the largest of the OEMs because the amount of engineering effort that it takes just to get these parts qualified and make them work perfectly with the systems of our OEM customers is a huge effort. So we are just approaching the very largest guys right now. Maybe a year from now we will be going down the list. But right now we just are going with less than a dozen customers on both fronts.

Richard Shannon: Okay, great. Related to ZeusIOPS, there was a previous question talking about vertical market segmentation you talked about largest selling in the financial services customers thus far. To reach the $50 million number that you are hoping to reach this year, do you need to sell outside of that vertical to achieve that or can you do just with financial services?

Manouch Moshayedi: I don’t think so. I think there’s enough SSDs going into every one of the systems and the amount of advantage that the end-user customer is seeing or that these ZeusIOPS SSDs is tremendous enough where we think that just in financial services alone we will be able to achieve that number.

Richard Shannon: Okay, great. And then one last question for Dan on the financial side. In terms of your EPS projections for the second quarter, what are you assuming for shares outstanding and also what are the level of the non-GAAP expenses that you are excluding to get to your non-GAAP EPS number?

Dan Moses: It should be pretty comparable to what we had in Q1. So I mean the shares we don’t expect major changes in share count from the Q1 level. We did a buyback in Q4 in early part of Q1, that has been inactive for a couple of months so probably wouldn’t expect major changes there. Non-GAAP, it’s going to be probably pretty comparable. We’ll probably have a little bit more in Malaysia, a little bit more on the — to finish off this tax setup. So they might be a little but higher maybe a couple hundred thousand higher but should be pretty comparable.

But then we expect when we get into third quarter that one, Malaysia will come off the books as a non-GAAP item and we’ll count all those costs as GAAP items. And then we expect no more further cost on the good global tax setup because we’ll finish it here in the next couple of weeks. And we’ve already taken off the first-year Sarbanes-Oxley so it will be down to just one or two items I think starting in Q3. So it should get much more simple as far as the non-GAAP items.

Richard Shannon: Okay, great and congratulations on a good quarter guys.

Operator: Gavin Duffy, Broadpoint Capital.

Gavin Duffy: Just a couple of questions. You’re talking about Malaysia. Do you have any target percentage of manufacturing you’d like to see shifted over to Malaysia by the end of the year ballpark?

Manouch Moshayedi: We think that by the end of this year we will be over 50% in Malaysia.

Gavin Duffy: Okay, great. And secondly, kind of thinking again by the end of the year, do you have any ideas of where you’d like to be in terms of Flash versus DRAM? Because obviously DRAM is still a big part coming out of Q4 into Q1 but obviously your SSD products are going to grow much faster.

Manouch Moshayedi: Correct. We expect our SSD business to keep on growing faster than our DRAM business. So as we go forward, we think that we’re going to get to that magic number is 70/30, 30% DRAM, 70% SSD in the next year or so. So that is our goal.

Gavin Duffy: All right, thanks, Manouch. And again, great quarter, guys.

Dan Moses: I think that’s the last one.

Manouch Moshayedi: All right. Thank you very much for joining us everyone and we hope to see you soon on the next call and the next road shows.

Mitch Gellman: Once again, if you are on the institutional side interested or haven’t RSVP’ed for our Analyst Day next week, May 14 in San Francisco, please call me or e-mail me as I mentioned earlier. We’d be glad to see you and it should be very interactive, very interesting. Thanks again for joining us.

Operator: This concludes today’s conference call. You may now disconnect.